Contacts:   For Media:              John Calagna
                                   (212) 578-6252

            For Investors:          Kevin Helmintoller
                                   (212) 578-5140

                  METLIFE ANNOUNCES THIRD QUARTER 2003 RESULTS

NEW YORK, November 3, 2003 - MetLife, Inc. (NYSE: MET) today reported third quarter 2003 net income of $574 million, or $0.75 per diluted share, compared with $328 million, or $0.45 per diluted share, for the third quarter of 2002. Net income for the third quarter of 2003 includes certain after-tax net investment losses of $42 million. Third quarter 2002 net income includes certain after-tax net investment losses of $169 million.

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as net income, excluding certain after-tax net investment gains and losses, and the after-tax impact from the cumulative effect of accounting changes. Settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of investment gains and losses, which can fluctuate significantly from period to period, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Operating earnings for the third quarter of 2003 are $616 million, or $0.81 per diluted share, compared with $502 million, or $0.69 per diluted share, for the prior year period. The weighted average diluted common shares outstanding increased 5.3% to 760.9 million at September 30, 2003, compared with 722.7 million at September 30, 2002. The increase was due to the settlement on May 15, 2003 of the purchase contracts associated with the equity security units issued by the company and MetLife Capital Trust I.

Third quarter 2003 net income and operating earnings also include a $28 million after-tax benefit from a reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement, as well as a $36 million benefit from a revision of the estimate of income taxes for 2002. (These items combined are $0.08 per diluted share.)

Third quarter 2002 net income includes a $5 million after-tax charge ($0.01 per diluted share) resulting from the cumulative effect of a change in accounting for goodwill.

Total premiums and fees for the third quarter of 2003 were $5.70 billion, up 8% from the prior year period. Total assets under management grew 16% to $336.6 billion at September 30, 2003, compared with $290.2 billion at September 30, 2002, and were up 1% from $331.7 billion at June 30, 2003.

"During the quarter, we continued to meet or exceed our goals on an overall basis, with operating earnings per share up 17% over the prior year period," said Robert H. Benmosche, chairman and chief executive officer. "We experienced overall business growth, while benefiting from improved equity and credit markets. Annuity deposits, total premiums and fees were all up, and underwriting was favorable across Institutional and Individual businesses."

"Our commitment to meeting the needs of our customers and our diligence in developing innovative products and services, and containing costs, has served us well in this increasingly competitive marketplace, as demonstrated by solid premium and fee growth, and a continued increase in assets under management," added Mr. Benmosche.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                                                For the three months ended September 30,
                                                                                ----------------------------------------
                                                                                         2003                2002
                                                                                -----------------      ---------------
                                                                                (Dollars in millions, except per share data)
  Net income                                                                       $ 574     $0.75     $ 328     $0.45
  After-tax net investment losses(1)                                                  42      0.06       169      0.23
  Cumulative effect of change in accounting                                           --        --         5      0.01
                                                                                   -----     -----     -----     -----
  Operating earnings                                                               $ 616     $0.81     $ 502     $0.69
                                                                                   =====     =====     =====     =====


1. After-tax net investment losses exclude $23 million and $12 million for the three months ended September 30, 2003 and 2002, respectively, of settlement payments on derivative instruments not qualifying for hedge accounting.

After-tax net investment losses of $42 million in the third quarter of 2003 include $195 million of pre-tax gross investment losses (including $89 million of writedowns and $106 million of losses related to sales of invested assets) and $109 million of pre-tax losses on derivative instruments, partially offset by $153 million of pre-tax gross investment gains. For the third quarter of 2002, after-tax net investment losses totaled $169 million, and consisted of $719 million of pre-tax gross investment losses (including $555 million of writedowns and $164 million of losses related to sales of invested assets), partially offset by $412 million of pre-tax gross investment gains and $21 million of pre-tax gains on derivative instruments.

New England Financial Update
----------------------------
Prior to filing its second quarter earnings on Form 10-Q, MetLife announced a $31 million after-tax charge related to an affiliate, New England Financial. MetLife notified the SEC about the nature of this charge prior to its announcement. The SEC is pursuing a formal investigation of the matter and MetLife is fully cooperating with the investigation.

NINE MONTH RESULTS

Net income for the first nine months of 2003 is $1.52 billion, or $2.04 per diluted share, compared with $1.04 billion, or $1.42 per diluted share, for the first nine months of 2002. Net income for the first nine months of 2003 includes certain after-tax net investment losses of $166 million. For the first nine months in 2002, net income includes certain after-tax net investment losses of $362 million.

Operating earnings for the first nine months of 2003 are $1.68 billion, or $2.30 per diluted share, compared with $1.41 billion, or $1.92 per diluted share, for the prior year period.

Net income and operating earnings for the first nine months of 2003 and 2002 include the aforementioned items from the third quarters of 2003 and 2002. For the first nine months of 2003, net income and operating earnings also include a $64 million after-tax benefit ($0.09 per diluted share) from a second quarter 2003 reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement. Additionally, results for the first nine months of 2003 include after-tax earnings of $62 million ($0.08 per diluted share) in the International segment from the merger of the company's Mexican operations and a reduction in policyholder liabilities there resulting from a change in reserve methodology.

For the first nine months of 2002, net income and operating earnings were reduced by a $48 million after-tax charge ($0.07 per diluted share) related to the settlement provision for General American Life Insurance Company's former Medicare business. Additionally, these results include a $30 million after-tax benefit ($0.04 per diluted share) from a reduction of the company's previously established liability for settlement death benefits related to its sales practice class action settlement recorded in 1999.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                        For the nine months ended September 30,
                                        ---------------------------------------
                                             2003                  2002
                                     -------------------    ---------------------
                                     (Dollars in millions, except per share data)
Net income                           $1,516     $ 2.04     $1,044     $ 1.42
After-tax net investment losses(1)        166       0.23        362       0.50
Impact of conversion of securities         --       0.03         --         --
                                       ------     ------     ------     ------
Operating earnings                     $1,682     $ 2.30     $1,406     $ 1.92
                                       ======     ======     ======     ======


1. After-tax net investment losses exclude $36 million and $14 million for the nine months ended September 30, 2003 and 2002, respectively, of settlement payments on derivative instruments not qualifying for hedge accounting.

THIRD QUARTER SEGMENT RESULTS

Change in Method of Measuring and Allocating Capital
----------------------------------------------------
In 2003, MetLife changed its method of measuring and allocating capital to its operating segments from a risk-based capital method to one based on economic capital. While this change impacts the earnings and returns on allocated equity of the company's business segments, it has no impact on MetLife's consolidated results. The company believes that economic capital is a more refined model for measuring the risks inherent in its diverse businesses. MetLife changed its method prospectively as of January 1, 2003. The impact of this change is quantified in each of the segment discussions.

For each of the segments, the company provides a reconciliation from net income to operating earnings. Reconciliations from net income to operating earnings for the product lines within each segment are provided in the financial tables accompanying this release. The discussions for each segment are based on operating earnings.

Institutional Business
----------------------

                                                               For the three months ended September 30,
                                                               ----------------------------------------
                                                                2003                              2002
                                                                ----                              ----
                                                                      (Dollars in millions)
  Net income                                                    $228                              $105
  After-tax net investment losses                                 36                               129
                                                                ----                              ----
  Operating earnings                                            $264                              $234
                                                                ====                              ====

Improved underwriting results primarily in Non-Medical Health & Other and to a lesser extent Group Life, as well as higher investment spreads in Group Life, contributed to this segment's results. These items were partially offset by a $7 million after-tax increase in pension and other post-retirement benefit costs. Additionally, results benefited from a $4 million after-tax increase in earnings due to the aforementioned change in capital allocation.

Institutional Business, which consists of Group Life, Retirement & Savings, and Non-Medical Health & Other product lines, reports the following highlights (all comparisons are with the quarter ended September 30, 2002, unless otherwise noted):

- Group Life operating earnings up $10 million to $94 million, due primarily to higher investment spreads and improved underwriting results.

-     Retirement & Savings operating earnings up $1 million to $104 million.

- Non-Medical Health & Other operating earnings up $19 million to $66 million, due primarily to improved underwriting results in dental and long-term care products, and higher earnings due to the aforementioned change in capital allocation.

-     Group Life premiums, fees and other revenues up 3.4% to $1.35 billion.

- Premiums, fees and other revenues from Retirement & Savings up 32% to $337 million, primarily due to higher sales in structured settlement products.

-     Retirement & Savings general account liabilities up 13% to $40.2 billion.

- Premiums, fees and other revenues for Non-Medical Health & Other up 12% to $883 million, due to continuing growth in dental, disability and long-term care, as well as continuing growth in the small business market.

Individual Business
-------------------

                                  For the three months
                                   ended September 30,
                                  --------------------
                                    2003     2002
                                    ----     ----
                                 (Dollars in millions)
  Net income                        $154     $210
  After-tax net investment losses     17       16
                                    ----     ----
Operating earnings                  $171     $226
                                    ====     ====

The effect of higher equity market performance was more than offset by lower net investment income primarily from corporate joint ventures, a $9 million after-tax increase in pension and other post-retirement benefit costs, somewhat less favorable mortality results and a $6 million after-tax reduction in earnings due to the aforementioned change in capital allocation.

During the 2002 quarter, Individual Business operating earnings benefited by approximately $50 million (after-tax) from several items, which significantly increased Traditional Life operating earnings and partially raised operating earnings for Variable & Universal Life. These items include higher investment income related to sales of underlying assets in corporate joint ventures, a refund of interest associated with a prior-year tax payment and a reduction in the policyholder dividend obligation within the closed block.

Individual Business, which is comprised of Traditional Life, Variable & Universal Life, Annuities and Other product lines, reports the following highlights in addition to those described above (all comparisons are with the quarter ended September 30, 2002, unless otherwise noted):

- Traditional Life operating earnings down $61 million to $66 million due to lower net investment income primarily from corporate joint ventures, lower mortality gains compared to favorable mortality results in the prior year period, and lower income as a result of the aforementioned change in capital allocation. The 2002 quarter results benefit from the aforementioned refund of interest associated with a prior-year tax payment and a reduction in the policyholder dividend obligation within the closed block.

- Variable & Universal Life operating earnings down $10 million to $30 million, resulting from lower earnings due to the aforementioned change in capital allocation and somewhat lower mortality results. Partially offsetting these items are the impact of higher equity market performance and lower expenses.

- Annuities operating earnings up $23 million to $67 million due to growth in the overall business and higher equity market performance, partially offset by reduced earnings due to the aforementioned change in capital allocation.

- Total life insurance and annuity statutory premiums and deposits up 20% to $4.81 billion.

- Traditional Life first year statutory premiums and deposits up 9% to $50 million.

- Variable Life first year statutory premiums and deposits down 11% to $86 million.

- Universal Life first year statutory premiums and deposits up 30% to $82 million.

- Annuity statutory deposits up 43% to $2.84 billion, driven by sales growth at MetLife Investors Group, up 71%; MetLife Financial Services, up 14%; and New England Financial, up 31%.

      - Fixed annuity statutory deposits down 29% to $320 million, and down 6% from second quarter 2003.

      - Variable annuity statutory deposits up 64% to $2.52 billion, and down 3% from second quarter 2003.

Auto & Home
-----------

                                                                                 For the three months
                                                                                  ended September 30,
                                                                                ----------------------
                                                                                    2003     2002
                                                                                    ----     ----
                                                                                (Dollars in millions)
     Net income                                                                     $ 43      $ 43
     After-tax net investment
       (gains)/losses                                                                 (1)        5
                                                                                    ----      ----
     Operating earnings                                                             $ 42      $ 48
                                                                                    ====      ====

An increase in catastrophe losses from $6 million pre-tax to $25 million pre-tax (due in part to Hurricane Isabel), and a $4 million after-tax reduction in earnings due to the aforementioned change in capital allocation, contributed to the decrease in earnings. This segment, however, benefited from continuing rate increases in its automobile and homeowners product lines, lower operating expenses and the impact from its ongoing risk management program.

International
-------------

                                                                                 For the three months
                                                                                  ended September 30,
                                                                                 --------------------
                                                                                    2003      2002
                                                                                    ----      ----
                                                                                 (Dollars in millions)
     Net income                                                                     $ 51      $ 40
     After-tax net investment (gains)                                                (14)       (5)
     Cumulative effect of change in accounting                                        --         5
                                                                                    ----      ----
     Operating earnings                                                             $ 37      $ 40
                                                                                    ====      ====

Strong earnings from MetLife's established international locations were offset by the funding of growth initiatives and expected losses from start-up and developing operations. Third quarter results were also reduced by a $5 million after-tax reduction in earnings due to the aforementioned change in capital allocation.

Reinsurance
-----------

                                       For the three months
                                        ended September 30,
                                       ---------------------
                                         2003       2002
                                         ----       ----
                                       (Dollars in millions)
  Net income                             $ 19      $ 25
  After-tax net investment (gains)         (1)       (2)
                                         ----      ----
  Operating earnings                     $ 18      $ 23
                                         ====      ====

Reinsurance operations are conducted primarily through Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. Business growth in all of RGA's operating segments was offset by less favorable mortality in its U.S. operating segment and a $6 million after-tax reduction in earnings due to the aforementioned change in capital allocation.

Asset Management
----------------

                                        For the three months
                                          ended September 30,
                                       ----------------------
                                            2003    2002
                                            ----    ----
                                       (Dollars in millions)
  Net income                                $ 6      $ 0
  After-tax net investment
   (gains)/losses                            (2)       1
                                            ---      ---
  Operating earnings                        $ 4      $ 1
                                            ===      ===


Favorable equity market performance contributed to this segment's results, as well as lower expenses due to more streamlined products and a $2 million after-tax increase in earnings due to the aforementioned change in capital allocation.

Corporate and Other
-------------------

                                       For the three months
                                        ended September 30,
                                       --------------------
                                          2003     2002
                                         -------  -------
                                       (Dollars in millions)
  Net income/(loss)                       $ 73     $(95)
  After-tax net investment losses            7       25
                                          ----     ----
  Operating earnings/(loss)               $ 80     ($70)
                                          ====     ====


The 2003 period benefited from a $28 million after-tax reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement, as well as a $36 million benefit from a revision of the estimate of income taxes for 2002. Third quarter 2003 results also include a $15 million after-tax increase in earnings related to the aforementioned change in capital allocation.

CORPORATE EVENTS

Stock Options Expensed
----------------------

Third quarter 2003 net income and operating earnings reflect a $3 million after-tax expense from MetLife's adoption (as of January 1, 2003) of the fair-value recognition method of accounting for employee stock options on a prospective basis.

Earnings Conference Call
------------------------

MetLife will hold its third quarter 2003 earnings conference call and audio Webcast on Tuesday, November 4, 2003, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To listen over the telephone, dial (612) 326-1019 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Tuesday, November 4, 2003, until Tuesday, November 11, 2003, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 700116. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Investor Conference
-------------------

MetLife will hold its fourth annual investor day conference on Tuesday, December 16, from 8:00 a.m. to approximately 5:00 p.m. (ET). Presenters will include Mr. Benmosche and other members of the senior management team.

A live audio and visual Webcast of the conference, along with the presentation materials, will be available at www.metlife.com (through a link on the Investor Relations page). A replay of the conference will be available at MetLife's Web site beginning shortly after the conference ends on December 16, until 11:59 p.m. (ET) on December 23, 2003.

The conference and the accompanying presentation materials may include statements relating to the business, operations, management and financial results of MetLife, Inc., including its prospects for the remainder of 2003, as well as for 2004.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                  MetLife, Inc.
                        Consolidated Statements of Income
                                    Unaudited
                          (Dollar amounts in millions)


                                                                               Three months ended            Nine months ended
                                                                                  September 30,                September 30,
                                                                                  -------------                -------------
                                                                               2003            2002          2003          2002
                                                                               ----            ----          ----          ----
Premiums                                                                    $  5,079       $  4,672       $ 14,994       $ 13,855
Universal life and investment-type product policy fees                           623            591          1,798          1,561
Net investment income                                                          2,864          2,778          8,605          8,341
Other revenues                                                                   335            320            988          1,030
Net investment losses (net of amounts allocated from
         other accounts of ($39), ($16), ($77) and ($102), respectively          (85)          (250)          (342)          (524)
                                                                            --------       --------       --------       --------
               Total revenues                                                  8,816          8,111         26,043         24,263
                                                                            --------       --------       --------       --------
Policyholder benefits and claims (excludes amounts
         directly related to net investment losses of
         ($29), ($5), ($52) and ($76), respectively)                           5,178          4,739         15,096         14,239
Interest credited to policyholder account balances                               767            736          2,275          2,177
Policyholder dividends                                                           473            504          1,483          1,489
Other expenses (excludes amounts directly related to
         net investment losses of ($10), ($11), ($25) and ($26),
                respectively)                                                  1,691          1,707          5,286          4,932
                                                                            --------       --------       --------       --------
               Total expenses                                                  8,109          7,686         24,140         22,837
                                                                            --------       --------       --------       --------

Income from continuing operations before provision for income taxes              707            425          1,903          1,426
Provision for income taxes                                                       147            118            476            456
                                                                            --------       --------       --------       --------
Income from continuing operations                                                560            307          1,427            970
Income from discontinued operations, net of income taxes                          14             26             89             74
                                                                            --------       --------       --------       --------
Income before cumulative effect of change in accounting                          574            333          1,516          1,044
Cumulative effect of change in accounting                                          -             (5)             -              -
                                                                            --------       --------       --------       --------
Net income                                                                  $    574       $    328       $  1,516       $  1,044
                                                                            ========       ========       ========       ========
OPERATING EARNINGS RECONCILIATION
Net income                                                                  $    574       $    328       $  1,516       $  1,044
         Net investment losses (1) (2)                                          (151)          (286)          (375)          (657)
         Minority interest - net investment (losses) gains                        (2)            (1)             -              4
         Adjustments to net investments losses (3)                                39             16             77            102
         Net investment losses tax benefit                                        72            102            132            189
                                                                            --------       --------       --------       --------
After-tax net investment losses                                                  (42)          (169)          (166)          (362)
Cumulative effect of accounting change for SFAS 142                                -             (5)             -              -
                                                                            --------       --------       --------       --------
Operating earnings                                                          $    616       $    502       $  1,682       $  1,406
                                                                            ========       ========       ========       ========

(1) In accordance with the Statement of Financial Accounting Standards No. 144 ("SFAS 144"), a recently issued accounting standard pertaining to long-lived assets, income related to the company's real estate sold and held for sale is classified as discontinued operations. Included in net investment losses for the three months and nine months ended September 30, 2003 are investment gains of $8 million and $99 million, respectively. Included in net investment losses for the three months and nine months ended September 30, 2002 are investment losses of ($1) million, and ($9) million, respectively. This presentation differs from the presentation required by SFAS 144.

(2) Net investment losses exclude settlement payments on derivative instruments not qualifying for hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") of $23 million and $12 million, respectively, for the three months ended September 30, 2003 and 2002 and $36 million and $14 million, respectively, for the nine months ended September 30, 2003 and 2002.

(3) Adjustments to investment losses include amortization of deferred policy acquisition costs, charges and credits to participating contracts, and adjustments to the policyholder dividend obligation resulting from investment gains and losses.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                  At or for the three months          At or for the nine months
                                                                     ended September 30,                 ended September 30,
                                                                     -------------------                 -------------------
                                                                     2003            2002                2003              2002
                                                                     ----            ----                ----              ----
Other Financial Data:
  Net income                                                        $  574          $  328              $1,516            $1,044
  Operating earnings                                                $  616          $  502              $1,682            $1,406
  Total assets under management (billions)                          $  337          $  290              $  337            $  290

Individual Business Sales Data:
  Total first year life premiums and deposits                       $  236          $  256              $  630            $  677
  Variable and Universal life first year premiums and deposits      $  186          $  210              $  478            $  523
  Total annuity deposits                                            $2,843          $1,988              $8,387            $5,541
  Mutual fund sales                                                 $  772          $  766              $2,434            $2,728

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted               760.9           722.7               731.3             731.8
  Operating earnings per share - diluted                            $ 0.81          $ 0.69              $ 2.30            $ 1.92
  Net income per share - diluted                                    $ 0.75          $ 0.45              $ 2.04(3)         $ 1.42

(3) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
              September 30, 2003 (Unaudited) and December 31, 2002
                          (Dollar amounts in millions)

                                                                      At               At
                                                                  September 30,   December 31,
                                                                      2003            2002
                                                                      ----            ----
Balance Sheet Data:
  General account assets                                            $ 244,985       $ 217,733
  Separate account assets                                              69,998          59,693
                                                                    ---------       ---------
    Total assets                                                    $ 314,983       $ 277,426
                                                                    =========       =========

  Policyholder liabilities (including amounts of closed block)      $ 177,404       $ 165,242
  Short-term debt                                                       2,935           1,161
  Long-term debt                                                        5,703           4,425
  Other liabilities                                                    38,038          28,255
  Separate account liabilities                                         69,998          59,693
                                                                    ---------       ---------
    Total liabilities                                                 294,078         258,776
                                                                    ---------       ---------

  Company-obligated mandatorily redeemable capital securities               -           1,265
                                                                    ---------       ---------

  Common stock, at par value                                                8               8
  Capital in excess of par value                                       14,960          14,968
  Retained earnings                                                     3,667           2,807
  Treasury stock                                                         (739)         (2,405)
  Accumulated other comprehensive income                                3,009           2,007
                                                                    ---------       ---------
    Total stockholders' equity                                         20,905          17,385
                                                                    ---------       ---------
    Total liabilities and stockholders' equity                      $ 314,983       $ 277,426
                                                                    =========       =========

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                    Unaudited
                          (Dollar amounts in millions)

                                                            Three months ended September 30,        Nine months ended September 30,
                                                            --------------------------------        -------------------------------
                                                                  2003             2002                   2003            2002
                                                                  ----             ----                   ----            ----
Institutional Operations
         Group Life
               Net income                                         $  97           $  32                   $ 233           $ 102
               After-tax net investment gains (losses)                3             (52)                    (18)           (124)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  94           $  84                   $ 251           $ 226
                                                                  =====           =====                   =====           =====
         Retirement & Savings
               Net income                                         $  56           $  34                   $ 235           $ 249
               After-tax net investment losses                      (48)            (69)                    (71)           (103)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $ 104           $ 103                   $ 306           $ 352
                                                                  =====           =====                   =====           =====
         Non-Medical Health & Other
               Net income                                         $  75           $  39                   $ 189           $ 121
               After-tax net investment gains (losses)                9              (8)                      3             (20)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  66           $  47                   $ 186           $ 141
                                                                  =====           =====                   =====           =====
Individual Operations
         Traditional Life
               Net income                                         $  71           $ 166                   $ 215           $ 415
               After-tax net investment gains (losses)                5              39                      (2)             93
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  66           $ 127                   $ 217           $ 322
                                                                  =====           =====                   =====           =====
         Variable & Universal Life
               Net income                                         $  22           $  39                   $  53           $  99
               After-tax net investment losses                       (8)             (1)                     (6)             (2)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  30           $  40                   $  59           $ 101
                                                                  =====           =====                   =====           =====
         Annuities
               Net income                                         $  53           $  (2)                  $ 143           $ (10)
               After-tax net investment losses                      (14)            (46)                    (30)           (144)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  67           $  44                   $ 173           $ 134
                                                                  =====           =====                   =====           =====
         Other
               Net income                                         $   8           $   7                   $  28           $  22
               After-tax net investment losses                        -              (8)                     (5)            (17)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $   8           $  15                   $  33           $  39
                                                                  =====           =====                   =====           =====
Auto & Home
         Auto
               Net income                                         $  23           $  37                   $  38           $  54
               After-tax net investment losses                        -              (4)                     (2)            (19)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  23           $  41                   $  40           $  73
                                                                  =====           =====                   =====           =====
         Property
               Net income                                         $  20           $   5                   $  70           $  26
               After-tax net investment gains (losses)                1              (1)                     (1)             (6)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $  19           $   6                   $  71           $  32
                                                                   =====           =====                   =====           =====
         Other
               Net income                                         $   -           $   1                   $   3           $   8
               After-tax net investment losses                        -               -                       -              (1)
                                                                  -----           -----                   -----           -----
               Operating earnings                                 $   -           $   1                   $   3           $   9
                                                                  =====           =====                   =====           =====